Exhibit 99.1

Dorian LPG Ltd. Announces Second  Quarter Fiscal Year 2017 Financial Results

Stamford, CT –October 28, 2016 – Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months ended September 30, 2016.

Highlights for the Second Quarter Fiscal Year 2017

▪	Revenues of $33.6 million and Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $19,137 for the three months ended September 30, 2016.

▪

Net loss of $(7.1) million, or $(0.13) earnings/(loss) per basic and diluted share (“EPS”), and adjusted net income/(loss)(1) of $(13.7) million, or $(0.25) adjusted basic and diluted earnings/(loss) per share(1),  for the three months ended September 30, 2016.

▪ Adjusted EBITDA(1) of $13.3 million for the three months ended September 30, 2016.

▪	Increased vessel operating days to 1,732 in the three months ended September 30, 2016 from 1,045 in the same period in the prior year with reduced fleet utilization from 98.0% to 85.7%.

▪

Repurchase of 0.1 million shares of common stock for approximately $1.0 million during the three months ended September 30, 2016 under the previously announced share repurchase program of up to $100 million.

(1)

TCE, adjusted net income/(loss), adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE, net income/(loss) to adjusted net income/(loss) and net income/(loss) to adjusted EBITDA included in this press release.

John Hadjipateras, Chairman, President and Chief Executive Officer, commented, "Our results for the quarter reflect the benefit of our mix of time charter and spot employment in a freight market which, only recently, started to rebound from multi-year low rates. I am confident in the abilities of our very experienced operational, commercial and financial management teams to ensure the company retains its leadership place amongst its peers and is best positioned to reward its shareholders.”

Second Quarter Fiscal Year 2017 Results Summary

Our net loss amounted to $(7.1) million, or $(0.13) per share, for the three months ended September 30, 2016, compared to net income of $41.2 million, or $0.72 per share, for the three months ended September 30, 2015.

Our adjusted net loss amounted to $(13.7) million, or $(0.25) per share for the three months ended September 30, 2016, compared to adjusted net income or $46.3 million, or $0.81 per share for the three months ended September 30, 2015.  We have adjusted our net loss for the three months ended September 30, 2016 for unrealized gains on derivative instruments of $6.5 million. Please refer to the reconciliation of net income/(loss) to  adjusted net income/(loss), which appears later in this press release.

The decrease of $60.0 million in adjusted net income/(loss) for the three months ended September 30, 2016 compared to the three months ended September 30, 2015 is primarily attributable to reduced revenues of $41.3 million, an  $8.1 million increase in depreciation and amortization, a $6.8 million increase in vessel operating expenses, a $6.3 million increase in interest and finance costs,  and a $1.1 million increase in realized loss on derivatives, partially offset by a $3.0 million decrease in voyage expenses.

The TCE rate for our fleet was $19,137 for the three months ended September 30, 2016, a 72.0% decrease from the $68,330 TCE rate from the same period in the prior year, reflecting more subdued market conditions. Please see footnote 6 to the table in “—Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 98.0% in the quarter ended September 30, 2015 to 85.7% in the quarter ended September 30, 2016.

Vessel operating expenses per day declined to $8,073 in the three months ended September 30, 2016 from $8,663 in the same period in the prior year. This decrease is primarily due to the increase in the proportion of new VLGCs in our fleet and the phasing out of training costs for new crews that were incurred in the prior period.

Revenues

Revenues, which represent net pool revenues—related party, voyage charters, time charters and other revenues earned by our VLGCs, were $33.6 million for the three months ended September 30, 2016, a decrease of $41.3 million, or 55.2%, from $74.9 million for the three months ended September 30, 2015. The decrease is primarily attributable to lower VLGC rates and vessel utilization resulting in a decrease in revenues of $52.5 million for VLGCs that were operating in our fleet during both three-month periods, along with a decrease of $1.2 million in revenues contributed by a pressurized gas carrier operating in our fleet during the three months ended September 30, 2015 that was sold prior to the three months ended September 30, 2016. This decrease was partially offset by $12.4 million of revenues contributed by nine of our newbuilding VLGCs that began operations subsequent to September 30, 2015.

Voyage Expenses

Voyage expenses were $0.5 million during the three months ended September 30, 2016, a decrease of $3.0 million, or 86.8%, from $3.5 million for the three months ended September 30, 2015. Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters and by the charterer under time charters, including our vessels chartered to the Helios Pool. Accordingly, we mainly incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or travelling to or from drydocking. The decrease for the three months ended September 30, 2016, when compared to the three months ended September 30, 2015, was mainly attributable to the fact that none of our VLGCs operated on voyage charters outside of the Helios Pool during the three months ended September 30, 2016, resulting in decreases in VLGC bunker costs of $1.5 million, port expenses of $0.4 million, and other voyage expenses of $0.5 million. In addition, a pressurized gas carrier operating in our fleet during the three months ended September 30, 2015 incurred voyage expenses of $0.6 million for the three months ended September 30, 2015 that did not recur during the three months ended September 30, 2016 as it was sold prior to the period.

Vessel Operating Expenses

Vessel operating expenses were $16.3 million during the three months ended September 30, 2016, or $8,073 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was an increase of $6.8 million, or 72.7%, from $9.5 million for the three months ended September 30, 2015. The increase in vessel operating expenses was primarily the result of an increase in the number of vessels operating in our fleet during the three months ended September 30, 2016 compared to the three months ended September 30, 2015. Vessel operating expenses per vessel per calendar day decreased $590 from $8,663 for the three months ended September 30, 2015 to $8,073 for the three months ended September 30, 2016. The decrease in vessel operating expenses per vessel per calendar day of $590 was substantially due to a $0.7 million, or $600 per vessel per calendar day, reduction in costs relating to the training of additional crew.

Depreciation and Amortization

Depreciation and amortization was $16.4 million for the three months ended September 30, 2016, an increase of $8.1 million, or 97.1%, from $8.3 million for the three months ended September 30, 2015 that mainly relates to depreciation expense for our additional operating vessels.

General and Administrative Expenses

General and administrative expenses were $5.2 million for the three months ended September 30, 2016, a decrease of $0.1 million, or 1.5%, from $5.3 million for the three months ended September 30, 2015. The decrease was mainly due to a decrease of $1.3 million for certain non-capitalizable costs incurred prior to vessel delivery partially offset by increases of $0.7 million for professional, legal, audit and accounting fees, $0.3 million in salaries, wages and benefits, resulting from an increase in the number of employees, and $0.2 million for stock-based compensation.

Other Income —Related Parties

Other income—related parties amounted to $0.6 million for the three months ended September 30, 2016, an increase of $0.2 million, or 44.1%, from $0.4 million for the three months ended September 30, 2015. The increase was primarily attributable to an increase of $0.1 million of fees for commercial management services provided by Dorian LPG (UK) Ltd. to the Helios Pool as well an increase of $0.1 million for certain chartering and marine operation services provided by Dorian LPG (USA) LLC and its subsidiaries to a related party.

Interest and Finance Costs

Interest and finance costs amounted to $7.2 million for the three months ended September 30, 2016, an increase of $6.3 million, or 668.8%, from $0.9 million for the three months ended September 30, 2015. The increase of $6.3 million during this period was mainly due to a $4.1 million increase in interest incurred on our long-term debt, amortization and other financing expenses, including capitalized interest, from $3.1 million for the three months ended September 30, 2015 to $7.2 million for the three-month period ended September 30, 2016. Additionally, we had no capitalized interest during the three months ended September 30, 2016 compared to $2.2 million during the three months ended September 30, 2015. The average indebtedness, excluding deferred financing fees, during the three months ended September 30, 2016 was $818.5 million compared to $415.3 million during the three months ended September 30, 2015, reflecting debt drawdowns made under our 2015 Debt Facility. The outstanding balance of our long term debt, net of deferred financing fees of $22.0 million, as of September 30, 2016 was $781.1 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain/(loss) on derivatives amounted to a gain of approximately $6.5 million for the three months ended September 30, 2016, compared to a loss of $5.1 million for the three months ended September 30, 2015. The $11.6 million change is primarily attributable to changes in the fair value of our interest rate swaps due to changes in forward LIBOR yield curves.

Realized Loss on Derivatives

Realized loss on derivatives amounted to a loss of approximately $2.3 million for the three months ended September 30, 2016, an increase of $1.1 million, or 89.7%, from a loss of $1.2 million for the three months ended September 30, 2015. The increase is primarily attributable to four interest rate swaps we entered into subsequent to September 30, 2015, which increased our notional debt amounts.

Share Repurchase Program

In August 2015, our Board of Directors authorized a stock repurchase program of up to $100.0 million of our common stock on or before December 31, 2016.  As of September 30, 2016, we repurchased a total of 3,326,165 shares of our common stock for approximately $33.6 million under this program, resulting in $66.4 million of available authorization remaining. During the three months ended September 30, 2016, we repurchased 138,400 shares of our common stock for approximately $1.0 million.

Fleet

The following table sets forth certain information regarding our fleet as of October 26, 2016. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
VLGCs
Captain Markos NL	82,000	Hyundai	A	2006	—	Time Charter(3)	Q4 2019
Captain John NP	82,000	Hyundai	A	2007	—	Pool(4)	—
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool(4)	—
Comet	84,000	Hyundai	B	2014	X	Time Charter(5)	Q3 2019
Corsair	84,000	Hyundai	B	2014	X	Time Charter(6)	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Pool(4)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(4)	—
Concorde	84,000	Hyundai	B	2015	X	Pool(4)	—
Cobra	84,000	Hyundai	B	2015	X	Pool(4)	—
Continental	84,000	Hyundai	B	2015	X	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	Pool(4)	—
Cresques	84,000	Daewoo	C	2015	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool-TCO(7)	—
Clermont	84,000	Hyundai	B	2015	X	Pool(4)	—
Cratis	84,000	Daewoo	C	2015	X	Pool-TCO(7)	—
Chaparral	84,000	Hyundai	B	2015	X	Pool-TCO(7)	Q4 2016
Copernicus	84,000	Daewoo	C	2015	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	Time Charter(8)	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool-TCO(7)	Q2 2017
Caravelle	84,000	Hyundai	B	2016	X	Pool(4)	—
Total	1,842,000

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Currently on time charter with an oil major that began in December 2014.
(4)

“Pool” indicates that the vessel is operated in the Helios Pool as a voyage charter and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(5)	Currently on a time charter with an oil major that began in July 2014.
(6)	Currently on time charter with an oil major that began in July 2015.
(7)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(8)	Currently on a time charter with a major oil company that began in November 2015.

Market Outlook Update

LPG trade fundamentals, the supply of and demand for LPG, continue to support seaborne LPG trade on VLGCs. Increasing Far Eastern imports and the recent re-opening of the arbitrage between the Far East and U.S. product pricing is helping to absorb the forty VLGCs (20% capacity), which were added to the world fleet since the beginning of the year.  Two VLGCs were scrapped during the quarter, and we expect more to follow. Price competition from Middle East producers and a persistently high Mont Belvieu price resulted in cancellations of contracted U.S. export cargoes in the quarter just ended. A number of ships were employed as floating storage and many performed long voyages at reduced speed to take advantage of the contango in the market. The new Panama Canal began operations and VLGCs were prominent in the list of users. The traffic mix, however, is normalizing and VLGCs are expected to feature less in the future. The rig count in the U.S. has rebounded from a low of 404 in May 2016 to a current level of 553 and the propane inventory is holding at above 100 million barrels. The freight market appears to have begun to rebound from multi-year lows. There can be no assurances concerning the realization of improved future industry conditions or freight rates.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations. To the extent any of our time charters or the charters of the vessels in the Helios Pool expire during the relatively weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter the vessels at similar rates. As a result, we and the Helios Pool may have to accept lower rates or experience off-hire time for the vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except fleet data)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Statement of Operations Data
Revenues	$33,611,233	$74,946,432	$84,127,009	$110,588,892
Expenses
Voyage expenses	466,218	3,541,546	1,222,022	7,064,619
Vessel operating expenses	16,339,345	9,459,889	32,434,897	16,213,975
Depreciation and amortization	16,365,517	8,303,555	32,558,262	13,160,982
General and administrative expenses	5,203,915	5,281,535	10,815,225	12,495,815
Loss on disposal of assets	—	—	—	105,549
Total expenses	38,374,995	26,586,525	77,030,406	49,040,940
Other income—related parties	552,922	383,643	1,105,823	767,285
Operating income/(loss)	(4,210,840)	48,743,550	8,202,426	62,315,237
Other income/(expenses)
Interest and finance costs	(7,160,119)	(931,329)	(14,198,328)	(1,067,129)
Interest income	30,317	49,259	53,495	114,844
Unrealized gain/(loss) on derivatives	6,528,203	(5,111,430)	2,158,344	(3,724,545)
Realized loss on derivatives	(2,333,915)	(1,230,333)	(4,590,703)	(2,474,823)
Foreign currency gain/(loss), net	766	(306,453)	(61,943)	(297,437)
Total other income/(expenses), net	(2,934,748)	(7,530,286)	(16,639,135)	(7,449,090)
Net income/(loss)	$(7,145,588)	$41,213,264	$(8,436,709)	$54,866,147
Earnings/(loss) per common share—basic	(0.13)	0.72	(0.16)	0.96
Earnings/(loss) per common share—diluted	$(0.13)	$0.72	$(0.16)	$0.96
Other Financial Data
Adjusted EBITDA(1)	$13,253,766	$57,655,360	$42,830,044	$77,161,163
Fleet Data
Calendar days(2)	2,024	1,092	4,026	1,754
Available days(3)	2,022	1,066	4,024	1,714
Operating days(4)(7)	1,732	1,045	3,617	1,624
Fleet utilization(5)(7)	85.7%	98.0%	89.9%	94.7%
Average Daily Results
Time charter equivalent rate(6)(7)	$19,137	$68,330	$22,921	$63,746
Daily vessel operating expenses(8)	$8,073	$8,663	$8,056	$9,244

(1)

Adjusted EBITDA is non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, depreciation and amortization and loss on disposal of assets expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income/(loss)	$(7,145,588)	$41,213,264	$(8,436,709)	$54,866,147
Interest and finance costs	7,160,119	931,329	14,198,328	1,067,129
Unrealized (gain)/loss on derivatives	(6,528,203)	5,111,430	(2,158,344)	3,724,545
Realized loss on derivatives	2,333,915	1,230,333	4,590,703	2,474,823
Stock-based compensation expense	1,068,006	865,449	2,077,804	1,761,988
Depreciation and amortization	16,365,517	8,303,555	32,558,262	13,160,982
Adjusted EBITDA	$13,253,766	$57,655,360	$42,830,044	$77,055,614

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off‑hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 7 below).

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non‑scheduled off‑hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

TCE rate is a non-GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except operating days)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Numerator:
Revenues	$33,611,233	$74,946,432	$84,127,009	$110,588,892
Voyage expenses	(466,218)	(3,541,546)	(1,222,022)	(7,064,619)
Time charter equivalent	$33,145,015	$71,404,886	$82,904,987	$103,524,273
Denominator:
Operating days	1,732	1,045	3,617	1,624
TCE rate:
Time charter equivalent rate	$19,137	$68,330	$22,921	$63,746

(7)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, which resulted in  1,732 and 1,045 operating days, fleet utilization of 85.7% and 98.0%, and a TCE rate of $19,137 and $68,330 for the three months ended September 30, 2016 and 2015, respectively, and 3,617 and 1,624 operating days, fleet utilization of 89.9% and 94.7%, and a TCE rate of $22,921 and $63,746, for the six months ended September 30, 2016 and 2015, respectively. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter for the three months ended September 30, 2016 and 2015, our operating days would be increased to 2,022 and 1,060, respectively, fleet utilization would be increased to 100.0% and 99.4%, respectively, and TCE rate would be reduced to

$16,392 and $67,363, respectively. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter for the six months ended September 30, 2016 and 2015, our operating days would be increased to 4,024 and 1,684, respectively, fleet utilization would be increased to 100.0% and 98.2%, respectively, and TCE rate would be reduced to $20,603 and $61,475, respectively. We believe that our methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with GAAP, we provide adjusted net income/(loss) and adjusted EPS. We believe that adjusted net income/(loss) and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income/(loss) and adjusted EPS are not a measurement of financial performance or liquidity under GAAP; therefore, these non-GAAP financial measures should not be considered as an alternative or substitute for GAAP. The following table reconciles net income/(loss) and EPS to adjusted net income/(loss) and adjusted EPS for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except share data)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income/(loss)	$(7,145,588)	$41,213,264	$(8,436,709)	$54,866,147
Unrealized (gain)/loss on derivatives	(6,528,203)	5,111,430	(2,158,344)	3,724,545
Adjusted net income/(loss)	$(13,673,791)	$46,324,694	$(10,595,053)	$58,590,692

Earnings/(loss) per common share—diluted	$(0.13)	$0.72	$(0.16)	$0.96
Unrealized (gain)/loss on derivatives	(0.12)	0.09	(0.04)	0.07
Adjusted earnings/(loss) per common share—basic and diluted	$(0.25)	$0.81	$(0.20)	$1.03

Conference Call

A conference call to discuss the results will be held today, October 28, 2016 at 8:00 a.m. EDT. The conference call can be accessed live by dialing 1-877-407-9039, or for international callers, 1-201-689-8470, and request to be joined into the Dorian LPG call. A replay will be available at 11:00 a.m. EDT the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13648274. The replay will be available until November 4, 2016, at 11:59 p.m. EDT.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com